SciClone Names Ira D. Lawrence, M.D. to Serve as President and Chief Executive Officer

New CEO Led Research and Development for Fujisawa Pharmaceutical in U.S.

SAN MATEO, CA -- 04/28/2005 -- SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced the appointment of Ira D. Lawrence, M.D. as President, Chief Executive Officer, and a member of the Board of Directors effective June 1, 2005. Dr. Lawrence brings extensive international pharmaceutical company management and drug development experience to his new role at SciClone.

"Ira's strong leadership experience, strategic vision and broad expertise in drug development across all phases of clinical study and the regulatory approval process will be invaluable for SciClone," commented Dean Woodman, Chairman of the Board of Directors of SciClone Pharmaceuticals, Inc. "With a proven track record that includes several product approvals, most notably Protopic®, indicated for the treatment of moderate to severe eczema with over $100 million in annual U.S. sales, and the recently approved antifungal agent, Mycamine™, coupled with his results-oriented attitude, we believe that Ira will be instrumental in directing the company toward the achievement of key milestones to create long-term value for our company and our stockholders."

"I am very excited about the opportunity to join SciClone at this important juncture in the company's history," remarked Dr. Lawrence, newly appointed President and Chief Executive Officer of SciClone Pharmaceuticals. "I look forward to working closely with our outstanding staff and corporate partners as we focus on moving ZADAXIN® closer to market introduction and developing new products to broaden our pipeline. In addition, I believe that the company's strong record of success in China will provide SciClone with the solid foundation necessary to ensure continued growth in that rapidly expanding pharmaceutical market."

Prior to joining SciClone, Dr. Lawrence was Senior Vice President of Research and Development at Astellas Pharma U.S., Inc., the U.S. subsidiary of the Japanese pharmaceutical company Astellas Pharma Inc., recently formed through the merger of Fujisawa Pharmaceutical Co., Ltd. and Yamanouchi Pharmaceutical, Co., Ltd. In this capacity, Dr. Lawrence was responsible for all research and development activities in North America, including pre-clinical studies and all phases of clinical development. He has directed development programs in a broad variety of therapeutic areas including immunology, dermatology, anti-infectives, cardiology, oncology and pain control. During his tenure as Senior Vice President, a total of four New Drug Applications (NDAs) were submitted to the Food and Drug Administration (FDA), three receiving approval and one currently under FDA review. Dr. Lawrence was an ex officio member of the Fujisawa Healthcare Board of Directors and a member of the Fujisawa and Astellas Global Development Investment Committee, which was responsible for all decisions related to global development within the company. From 1995 to 1999 Dr. Lawrence was Director, Medical Affairs at Fujisawa, USA where, among other duties, he was actively involved in the evaluation of new products for in-licensing or co-development with other companies. From 1993 to 1995, Dr. Lawrence was Vice President of Research and Development at GenDerm Corporation, a specialty pharmaceutical company.

Prior to his work in the pharmaceutical industry, Dr. Lawrence practiced internal medicine and allergy/clinical immunology, most recently as the Assistant Chief of Staff at the Veterans Administration Lakeside Medical Center and Assistant Professor at Northwestern University Medical School. His scientific work has been published and presented in various immunology and dermatology journals and textbooks and at leading scientific conferences worldwide.

Dr. Lawrence earned his M.D. degree, with honors, from the Hahnemann Medical College (presently Drexel University College of Medicine) and graduated summa cum laude with a B.A. in Molecular Biology from Temple University. Dr. Lawrence completed his internship and residency in internal medicine at Northwestern University and completed a fellowship at the Division of Allergy and Clinical Immunology at the Johns Hopkins University School of Medicine. He is a fellow of the American College of Physicians and a member of numerous scientific and honorary societies including Phi Beta Kappa, Alpha Omega Alpha and the Collegium Internationale Allergolicum.

About SciClone

SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone's lead product ZADAXIN is currently being evaluated in two phase 3 hepatitis C clinical trials in the United States. ZADAXIN is also being evaluated in other late-stage clinical trials for the treatment of hepatitis B and certain cancers. The company's other principal drug development candidate is SCV-07, which is currently being evaluated in pre-clinical studies for the treatment of viral and other infectious diseases. For more information about SciClone, visit www.sciclone.com.

Corporate information contact:
Richard A. Waldron
Chief Financial Officer
SciClone Pharmaceuticals, Inc.
650-358-3437